UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 13, 2006

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Cross Country Healthcare, Inc.

(Exact name of registrant as specified in its charter)

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Delaware	0-33169	13-4066229
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6551 Park of Commerce Blvd., N.W., Boca Raton, FL 33487

(Address of Principal Executive Office) (Zip Code)

(561) 998-2232

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, If Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement.

On July 13, 2006 MRA Acquisition, Inc. and MRSA Acquisition, Inc., each an indirect subsidiary of Registrant (collectively, “Buyer”), entered into an Asset Purchase Agreement (the “Agreement”) with Metropolitan Research Associates, LLC (“MRA”), Metropolitan Research Staffing Associates, LLC (“MRSA”) and the members of each of MRA and MRSA.

Pursuant to the Agreement (filed as Exhibit 1.01), Buyer will acquire the assets of each of MRA and MRSA for a combined purchase price, subject to adjustment, of approximately $18.5 million.  The purchase price is also subject to an earnout, not to exceed $6,436,000, based on the financial results of the acquired business for the two year period ending December 31, 2007.  Consummation of the transaction is conditioned, among other things, upon Registrants completion of due diligence and the receipt of certain third party consents.

Item 8.01

Other Events.

Incorporated by reference is a press release, issued by Cross Country Healthcare, Inc. (“the Company”) on July 13, 2006 and attached hereto as Exhibit 99.1. This information is being furnished under Item 8.01 and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1034, as amended, or otherwise subject to the liability of such section.

Item 9.01

Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

1.01

Asset Purchase Agreement, dated July 13, 2006, by and among ARM Acquisition, Inc. and ARMS Acquisition, Inc., and Metropolitan Research Associates, LLC, and Metropolitan Research Staffing Associates, LLC, and The Members of Metropolitan Research Associates, LLC and Metropolitan Research Staffing Associates, LLC

99.1	Press Release issued by the Company on July 13, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CROSS COUNTRY HEALTHCARE, INC.

By:	/s/ EMIL HENSEL
Name:	Emil Hensel
Title:	Chief Financial Officer

Dated:  July 14, 2006

LINKS

Item 1.01 Entry into a Material Definitive Agreement. Item 8.01 Other Events. Item 9.01 Financial Statements and Exhibits.